EXECUTION VERSION

RESTRUCTURING SUPPORT AGREEMENT

This Restructuring Support Agreement, dated as of March 27,  2020 (as the same may be amended, modified or extended, and including the exhibits hereto, the “Agreement”) is entered into by and among BroadVision, Inc. (the “Company”),  Dr. Pehong Chen and Honu Holdings, LLC, solely in their respective capacities as a shareholder of the Company  (collectively, “Honu”), and ESW Capital, LLC,  the proposed plan sponsor of the Plan (as defined below) and a shareholder of the Company (“ESW”).    The Company, Honu,  and ESW are referred to collectively as the “Parties”.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Plan.

RECITALS

WHEREAS, in light of the Company’s deteriorating liquidity position due to its inability to generate positive net income coupled with uncertainty regarding its ability to generate profits or positive cash flows in future periods, the Company has determined to commence  a voluntary reorganization case (the “Chapter 11 Case”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (as amended, the “Bankruptcy Code”), in the United States Bankruptcy Court for District of Delaware (the “Bankruptcy Court”) to effectuate a chapter 11 restructuring (the “Restructuring Transaction”), which shall be implemented pursuant to the Plan that shall be consistent in all material respects with the terms and conditions of this Agreement and otherwise in form and substance acceptable to the Parties in order to maximize the value of the Company for the benefit of all of its stakeholders;

WHEREAS,  as of the date hereof, Honu and ESW each hold certain equity interests in the Company, including certain shares of the Company’s common stock and the right to acquire certain shares of the Company’s common stock (the “Subject Interests”);

WHEREAS, the Parties have agreed to implement the Restructuring Transaction in accordance with, and subject to the terms and conditions set forth in, this Agreement, pursuant to the Prepackaged Plan of Reorganization Under Chapter 11 of the Bankruptcy Code for BroadVision, Inc., a copy of which is attached hereto as Exhibit A  (such plan, together with all exhibits, schedules and attachments thereto, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement, the “Plan”), which generally provides for (1) the reorganization of the Debtor by retiring, cancelling, extinguishing and/or discharging all Interests; (2) the funding of the Cash Consideration by the Plan Sponsor, (3) the distribution of Available Cash to holders of Allowed Claims and Interests in accordance with the priority scheme established by the Bankruptcy Code or as otherwise agreed; and (4) the issuance of 100% of the New Equity in the Reorganized Debtor to ESW;

WHEREAS, this Agreement, including the Plan, (a) is the product of arms’-length, good faith negotiations among the Parties, and (b) sets forth the material terms and conditions of the Restructuring Transaction; and

WHEREAS, the Parties desire to express to each other their mutual support and commitment in respect of the matters discussed herein;

NOW, THEREFORE, in consideration of the promises, mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties, intending to be legally bound, agrees as follows:

1.The Plan.

The Plan sets forth the material terms and conditions of the Restructuring Transaction.  In the event of any inconsistency between the Plan and this Agreement, the Plan shall govern.

2.Definitions.

In addition to the terms defined elsewhere herein, for purposes of this Agreement, the following terms shall have the meanings specified in this Section 2 when used herein:

“Agreement” shall have the meaning ascribed to it in the preamble.

“Alternative Transaction” shall mean any reorganization, merger, consolidation, tender offer, exchange offer, business combination, joint venture, partnership, sale of a material portion of assets, financing (whether debt, including any debtor-in-possession financing, or equity), recapitalization, workout or restructuring of the Company (including, for the avoidance of doubt, a transaction premised on a chapter 11 plan or a sale of a material portion of assets under section 363 of the Bankruptcy Code), other than the Restructuring Transaction.

“Bankruptcy Code” shall have the meaning ascribed to it in the Recitals.

“Bankruptcy Court” shall have the meaning ascribed to it in the Recitals.

“Bankruptcy Rules” means (i) the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended and promulgated under section 2075 of title 28 of the United States Code, (ii) the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware, and (iii) any general or chamber rules, or standing orders governing practice and procedure issued by the Bankruptcy Court, each as in effect on the Petition Date, and each of the foregoing together with all amendments and modifications thereto that are subsequently made and as applicable to the Chapter 11 Case or proceedings therein, as the case may be.

“Break Up Fee” shall mean an amount equal to $100,000.00.

“Chapter 11 Case” shall have the meaning ascribed to it in the Recitals.

“Company” shall have the meaning ascribed to it in the preamble.

“Company Termination Events” shall have the meaning ascribed to it in Section 7(a) hereof.

“Definitive Documents”  means the (a) Plan, (b) Confirmation Order, (c)  this Agreement  (d) the RSA Order and (e) any other documents or exhibits related to or contemplated in the foregoing clauses (a) through (d), in each case in form and substance acceptable to the Company and ESW.

“Deposit”  shall have the meaning ascribed to it in Section 6 hereof.

“Escrow Account”  shall have the meaning ascribed to it in Section 6 hereof.

“ESW” shall have the meaning ascribed to it in the preamble.

“ESW Termination Events” shall have the meaning ascribed to it in Section 7(c) hereof.

“Honu” shall have the meaning ascribed to it in the preamble.

“Milestones”  shall have the meaning ascribed to it in Section 7(c)(ii) hereof.

“Outside Date” shall mean May 29, 2020.

“Parties” shall have the meaning ascribed to it in the preamble.

“Petition Date” shall mean March 30, 2020.

“Plan”  shall have the meaning ascribed to it in the Recitals.

“Restructuring Support Period” means the period commencing on the date of execution of this Agreement and ending on the earlier of (i) the Effective Date of the Plan and (ii) the date on which the Agreement is terminated according to its terms.

“Restructuring Transaction” shall have the meaning ascribed to it in the Recitals.

“RSA Motion”  shall have the meaning ascribed to it in Section 7(c)(ii)(2) hereof.

“RSA Order” means a Final Order of the Bankruptcy Court authorizing the Company to assume this Agreement.

“Solicitation” means any solicitation of votes for the Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code.

“Subject Interest” shall have the meaning ascribed to such term in the Recitals.

“support” or “support, and not object” shall mean to affirmatively support and to use commercially reasonable efforts and take all reasonable, necessary and appropriate actions or commercially reasonable actions requested by the Company or ESW, as applicable, in furtherance of, and to not take any action to hinder, delay or impede, the action to be taken, or the relief sought; provided, however, there shall be no obligation to incur (or suffer) any costs or expenses with respect to the same unless specifically agreed to in writing by the party that would incur such costs and expenses.

3.Agreements of the Company.

a)Support of the Restructuring Transaction.  Upon the terms and subject to the conditions hereof, the Company agrees that, for the duration of the Restructuring Support Period it shall at its sole cost and expense (other than as set forth below):

i)File the RSA Motion within three days of the commencement of the Chapter 11 Case and thereafter support and take all reasonable actions necessary, or reasonably requested by ESW, to obtain entry of, the RSA Order and implement and consummate the Restructuring Transaction in a timely manner (including, but not limited to, obtaining and/or supporting, as the case may be, the Bankruptcy Court’s approval of the Definitive Documents, the Solicitation, if any, confirmation of the Plan and the consummation of the Restructuring Transaction pursuant to the Plan) consistent with the terms of this Agreement and in accordance with the Milestones set forth in Section 7(c)(ii) hereof;

ii)Prepare and file Schedules of Assets and Liabilities and Statement of Financial Position within ten (10) days of the Petition Date,  provided that if the Bankruptcy Court approves the filing of only Schedules D and E/F, then the Company shall use its reasonable best efforts to prepare and file such Schedules within three (3) days of the Petition Date, it being understood that upon request by the Company, ESW shall pay the Company fifty percent (50%) of the costs incurred by the Company’s claims agent in connection with the preparation and filing of such Schedules;

iii)Prepare and file on the Petition Date a motion seeking to establish bar dates;

iv)Use reasonable best efforts to obtain an order from the Bankruptcy Court, which establishes a deadline no later than five (5) days prior to the Confirmation Hearing to file proofs of claim on account of General Unsecured Claims;

v)Provide draft copies of all motions, orders, procedures, agreements and other documents the Company intends to file with the Bankruptcy Court related to the Restructuring Transaction to ESW as soon as reasonably practicable in advance of the Company’s intended filing any substantive motion, order, procedure, agreement or other document and use commercially reasonable efforts to consult in advance in good faith with ESW regarding the form and substance of any such proposed substantive filings with the Bankruptcy Court;

vi)Subject to the exercise of its fiduciary duties, timely file a formal objection to any motion filed with the Bankruptcy Court by any party seeking the entry of an order (A) directing the appointment of an examiner with expanded powers or a trustee, (B) converting the Chapter 11 Case to case under chapter 7 of the Bankruptcy Code or (C) dismissing the Chapter 11 Case;

vii)Timely file a formal objection to any motion filed with the Bankruptcy Court by any party seeking the entry of an order modifying or terminating the Company’s exclusive right to file and/or solicit acceptances of a plan of reorganization;

viii)Provide to ESW (a) reasonable access to the advisors and employees of the Company with respect to the Restructuring Transaction, (b) reasonable information with respect to all material executory contracts and unexpired leases of the Company for the purposes of concluding which Executory Contracts and Unexpired Leases it wants assumed, and (c) full access to any other information reasonably requested by ESW;

ix)Use commercially reasonable efforts to obtain any and all governmental, regulatory, licensing or other approvals (if any) necessary to the implementation or consummation of the Restructuring Transaction or the approval by the Bankruptcy Court of the Definitive Documents; and

x)Promptly notify ESW (and in any event within two (2) Business Days after obtaining actual knowledge thereof) of (A) any pending, existing, instituted or threatened lawsuit that is material to the Company; (B) any breach by the Company in any respect of any of its obligations, representations, warranties or covenants set forth in this Agreement  or the other Definitive Documents; (C) the happening or existence of any event that the Company’s board of directors or similar governing body of the Company determines, in good faith and based upon advice of legal counsel, is likely to make any of the conditions precedent set forth in (or to be set forth in) any of the Definitive Documents incapable of being satisfied prior to the Outside Date; and (D) the occurrence of any Termination Event;

b)Upon the terms and subject to the conditions hereof,  the Company agrees that, for the duration of the Restructuring Support Period, it shall not, directly or indirectly, do or permit to occur any of the following:

i)Seek, support, encourage, propose, assist, consent to, file, or vote for, or enter or participate in any discussions or any agreement with any Person regarding, directly or indirectly, any Alternative Transaction;  provided,  however, that the Company may respond to and participate in discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited proposal that the Company’s board of directors or similar governing body reasonably determines, in good faith and based upon written advice of legal counsel, that the failure to participate in such discussions would be inconsistent with such board’s or governing body’s fiduciary duties under applicable law;

ii)Oppose, delay, impede, or take any other action that is materially inconsistent with this Agreement or any of the Definitive Documents, or that would, or would reasonably be expected to, prevent, interfere with, delay or impede the implementation, solicitation, confirmation, or consummation of the Restructuring Transaction (including, but not limited to, the Bankruptcy Court’s approval of the

Definitive Documents (if applicable), the Solicitation, if any, and confirmation of the Plan);

iii)Execute, deliver and/or file any Definitive Document (including any amendment, supplement or modification of, or any waiver to, any Definitive Document) that, in whole or in part, is not consistent in all material respects with this Agreement or is not otherwise reasonably acceptable to ESW, or file any pleading seeking authorization to accomplish or effect any of the foregoing;

iv)Enter into any commitment or agreement with respect to debtor-in-possession financing, cash collateral usage, exit financing and/or other financing arrangements, other than with the consent of ESW;

v)Abandon, sell, assign, or grant a security interest in, any Intellectual Property owned by Company and material to the operation of its business;

vi)Grant to any Person an exclusive license with respect to any Intellectual Property owned by the Company and material to the operation of its business;

vii)Take any action, or as to insiders, permit any action, that would result in an “ownership change” as such term is used in section 382 of title 26 of the United States Code;

viii)Issue, sell, pledge, dispose of or encumber any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, any of its equity interests, including, without limitation, capital stock or limited liability company interests;

ix)Split, combine or reclassify any outstanding shares of its capital stock or other equity interests, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to any of its equity interests;

x)Redeem, purchase or acquire or offer to acquire any of its equity interests, including, without limitation, capital stock or limited liability company interests;

xi)Acquire or divest (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) (A) any corporation, partnership, limited liability company, joint venture or other business organization or division or (B) assets of the Company except the IP Addresses, other than in the ordinary course of business; or

xii)File any motion, without the consent of ESW, which consent shall not be unreasonably withheld (a) authorizing or directing the assumption or rejection of an executory contract or unexpired lease, or (b) authorizing the settlement of any claim or controversy that would be inconsistent with the Plan or would reduce the value of the Company or the reorganized Company in the reasonable opinion of ESW.

c)Automatic Stay.   The Company acknowledges and agrees and shall not dispute that the giving of notice of termination by any Party pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code (and the Company hereby waives, to the greatest extent possible, the applicability of the automatic stay to the giving of such notice).

d)Certain Conditions.   The obligations of the Company set forth in Sections 3(a), 3(b) and 3(c) above are subject to the following conditions:

i)this Agreement shall have become effective in accordance with the provisions of Section 12 hereof; and

ii)this Agreement shall not have been terminated in accordance with the terms of Section 7 hereof.

4.Agreement of Honu.

a)Support of Restructuring Transaction.  Upon the terms and subject to the conditions hereof, Honu agrees to comply with the following covenants and that, for the duration of the Restructuring Support Period, it shall:

i)Support and take all actions necessary or reasonably requested by the Company or ESW to obtain entry of the RSA Order and facilitate the implementation and consummation of the Restructuring Transaction in a timely manner, including the filing of the Plan, an accompanying Disclosure Statement and all other Definitive Documents required to be filed in connection with the Solicitation, if any, of votes on, and confirmation of, the Plan;

ii)(A) To the extent permitted by sections 1125 and 1126 of the Bankruptcy Code, (I) timely vote, or cause to be voted, all of the Subject Interests and any other claims and interests held by Honu, which are in classes entitled to vote, by timely delivering its duly executed and completed ballot(s) accepting the Plan following commencement of the Solicitation, if any, and (II) not “opt out” of, or object to, any releases or exculpations provided under the Plan, including without limitation any third-party releases (and, to the extent required by the ballot, affirmatively “opt in” to such releases and exculpations), and (B) not change, withdraw or revoke such vote (or cause or direct such vote to be changed, withdrawn or revoked); and

iii)Timely vote or cause to be voted its Claims and Subject Interests against any Alternative Transaction.

b)Upon the terms and subject to the conditions hereof, Honu agrees to comply with the following covenants and that, for the duration of the Restructuring Support Period, they shall not, directly or indirectly:

i)Seek, support, encourage, propose, assist, consent to, file, or vote for, or enter or participate in any discussions or any agreement with any Person regarding, directly or indirectly, any Alternative Transaction;

ii)Oppose, delay, impede, or take any other action that is materially inconsistent with this Agreement or any of the Definitive Documents, or that would, or would reasonably be expected to, prevent, interfere with, delay or impede the implementation, solicitation, confirmation, or consummation of the Restructuring Transaction (including, but not limited to, the Bankruptcy Court’s approval of the Definitive Documents (if applicable), the Solicitation, if any, and confirmation of the Plan); or

iii)Sell, assign or transfer any portion of its Claims or Subject Interests, or cause or permit to occur the sale, assignment or transfer of any claims or interests in the Company held directly or indirectly by him, unless to ESW.

c)Certain Conditions. The obligations of Honu set forth in Sections 4(a) and 4(b) above are subject to the following conditions:

i)this Agreement shall have become effective in accordance with the provisions of Section 12 hereof; and

ii)this Agreement shall not have been terminated in accordance with the terms of Section 7 hereof.

5.Agreement of ESW.

a)Support of Restructuring Transaction.  Upon the terms and subject to the conditions hereof, ESW agrees to comply with the following covenants and that, for the duration of the Restructuring Support Period, it shall:

i)Support and take all actions necessary or reasonably requested by the Company to facilitate the implementation and consummation of the Restructuring Transaction in a timely manner, including the filing of the Plan, an accompanying Disclosure Statement and all other Definitive Documents required to be filed in connection with the Solicitation, if any, of votes on, and confirmation of, the Plan;  provided that nothing herein shall impose on ESW any requirement to agree to a) extend the Termination Date, or b) increase the Consideration, or c) waive or modify any material condition or provision of this Agreement, or any Definitive Document.

ii)(A) To the extent permitted by sections 1125 and 1126 of the Bankruptcy Code, (I) timely vote, or cause to be voted, all of the Claims and Subject Interests held by ESW which are in classes entitled to vote by timely delivering its duly executed and completed ballot(s) accepting the Plan following commencement of the Solicitation, if any, and (II) not “opt out” of, or object to, any releases or exculpations provided under the Plan, including without limitation any third party releases (and, to the extent required by the ballot, affirmatively “opt in” to such releases and exculpations), and (B) not change, withdraw or revoke such vote (or cause or direct such vote to be changed, withdrawn or revoked); and

iii)Timely vote or cause to be voted its Claims and Subject Interests against any Alternative Transaction.

b)Upon the terms and subject to the conditions hereof, ESW agrees to comply with the following covenants and that, for the duration of the Restructuring Support Period, it shall not, directly or indirectly:

i)Seek, support, encourage, propose, assist, consent to, file, or vote for, or enter or participate in any discussions or any agreement with any Person regarding, directly or indirectly, any Alternative Transaction;  or

ii)Oppose, delay, impede, or take any other action that is materially inconsistent with this Agreement or any of the Definitive Documents, or that would, or would reasonably be expected to, prevent, interfere with, delay or impede the implementation, solicitation, confirmation, or consummation of the Restructuring Transaction (including, but not limited to, the Bankruptcy Court’s approval of the Definitive Documents (if applicable), the Solicitation, if any, and confirmation of the Plan).

c)Certain Conditions. The obligations of ESW set forth in Section 6(c) above are subject to the following conditions:

i)this Agreement shall have become effective in accordance with the provisions of Section 12 hereof; and

ii)this Agreement shall not have been terminated in accordance with the terms of Section 7 hereof.

6.Payment of Deposit and Cash Consideration

In connection with the Restructuring Transaction, (a) as a condition to the effectiveness of this Agreement pursuant to Section 12 hereof, ESW shall make a non-refundable deposit to the Company pursuant to wire instructions to be provided to ESW in the amount of $1.5 million (the “Deposit”), which Deposit shall be held by the Company in an escrow account established with Morgan Stanley Smith Barney, LLC (the “Escrow Account”); and (b) as a condition to the Effective Date of the Plan, ESW shall deliver the Cash Consideration (net of the Deposit) to the Company; provided that (x) if the Company exercises its fiduciary out (as contemplated in Section 10 hereof), or the Company or Honu breaches this Agreement, then the Company shall immediately return the Deposit to ESW, and pay ESW the additional amounts contemplated in Section 10 hereof; and (y) if ESW breaches this Agreement, then in addition to forfeiting the Deposit, ESW shall also immediately reimburse the Company for all of its reasonable out-of-pocket legal, accounting, and professional fees and expenses related to the Restructuring Transaction (including the Chapter 11 Case) (collectively, the “Company Expenses”).  The Company hereby agrees that, in the event the Plan is not confirmed or does not become effective and ESW has not breached this Agreement, the Company’s retention of the Deposit and ESW’s payment of the Company Expenses shall be ESW’s sole liability and entire obligation.  Further, the Company and ESW agree that the Deposit shall only be transferred from the Escrow Account pursuant to joint written instructions signed by the Company and ESW or, in the absence thereof, an order from the Bankruptcy Court.

7.Termination of Agreement.

a)Company Termination Events. The Company may terminate this Agreement only upon the occurrence, and during the continuation of, any of the following events (the “Company Termination Events”):

i)ESW’s breach of any agreements, covenants, representations, or warranties in this Agreement; or

ii)Pursuant to Section 10, the Company’s board of directors determines in good faith that continued performance under this Agreement would be inconsistent with the exercise of its fiduciary duties under applicable law.

b)Honu Termination Events.   Honu may terminate this Agreement only upon:

(i)ESW’s breach of any of its obligations under this Agreement, including any covenants, representations, or warranties herein; or

(ii)the Bankruptcy Court enters a Final Order that materially and adversely impacts the direct economic rights of Honu under the Restructuring Transaction.

c)ESW Termination Events.   ESW may terminate this Agreement and its commitment to act as ESW at any time after the occurrence, and during the continuation of, any of the following events (the “ESW Termination Events”):

i)the Company’s or Honu’s breach of any of their respective obligations under this Agreement, including any covenants, representations, or warranties herein; or

ii)the Company fails to comply with, satisfy, or achieve any of the following milestones (the “Milestones”):

1)No later than March 30, 2020 – occurrence of the Petition Date;

2)No later than April 2, 2020 – the Company shall file a motion seeking the Bankruptcy Court’s approval of assumption of this Agreement (the “RSA Motion”);

3)No later than thirty (30) days after filing of the RSA Motion – entry of the RSA Order;

4)No later than May 22, 2020 – entry of a Final Order by the Bankruptcy Court, acceptable in form and substance to ESW in its reasonable discretion, approving the Disclosure Statement on a final basis and confirming the Plan; and

5)No later than the Outside Date – occurrence of the Effective Date of the Plan;

iii)the Company (a) allows any non-expired or non-abandoned U.S. or non-U.S. patents or patent applications assigned to the Company or under an obligation of assignment to the Company to be abandoned, other than any provisional patent application, or to expire for failure to pay annuity, maintenance, or any other fee, or (b) fails to convert any provisional patent application to a regular patent application by the conversion deadline;

iv)the Company fails to provide ESW and its agents with reasonable access to the Company’s books, records, and management through the Effective Date of the Plan;

v)the Company files any pleading to secure post-petition financing from any party without ESW’s consent in writing in its sole and absolute discretion;

vi)the Company seeks approval of an Alternative Transaction;

vii)the Bankruptcy Court’s approval or confirmation of an Alternative Transaction;

viii)the Company’s breach of any covenants, representations, or warranties in the Definitive Documents;

ix)any of the Definitive Documents filed in the Bankruptcy Case contains terms and conditions materially inconsistent with this Agreement or the Plan;

x)conversion of the Bankruptcy Case to a case under chapter 7 of the Bankruptcy Code, appointment of a receiver or trustee, or dismissal of the Bankruptcy Case;

xi)the Bankruptcy Court grants relief that is materially inconsistent with this Agreement or the Plan; or would reasonably be expected to materially frustrate the purpose of the Restructuring Transaction;

xii)an order is entered by the Bankruptcy Court denying confirmation of the Plan or refusing to approve the Disclosure Statement; or

xiii)if the Effective Date of the Plan has not occurred by the Outside Date.

d)Mutual Termination.  This Agreement may be terminated by mutual written agreement among all of the Parties hereto.

e)Termination Upon Effective Date.  This Agreement shall automatically terminate on the Effective Date of the Plan.

f)Effect of Termination.   Upon termination of this Agreement in accordance with this Section 7,  subject to Sections 6, 10 and 17 below, each of the Parties shall be immediately released from their respective obligations, commitments, undertakings and agreements under or related to this Agreement and shall have all the rights and remedies available to it under applicable law; provided, however, that in no event shall any termination relieve any of the Parties from liability for their respective breach or non-performance of their respective obligations hereunder prior to the date of such termination; provided, further,  that nothing in this Agreement shall be deemed to limit or restrict any action by any of the Parties to enforce any right, remedy, condition, consent, or approval requirement under any Definitive Document.

8.Good Faith Cooperation; Further Assurances; Acknowledgment; No Solicitation.

During the Restructuring Support Period, the Parties shall cooperate with each other in good faith and shall coordinate their activities (to the extent practicable and subject to the terms hereof) in respect of (a) all matters relating to their rights hereunder in respect of the Company or otherwise in connection with their relationship with the Company, (b) all matters concerning the implementation of this Agreement, and (c) the pursuit and support of the Restructuring Transaction (including confirmation of the Plan).  Furthermore, subject to the terms hereof, each of the Parties shall take such action as may be reasonably necessary to carry out the purposes and intent of this Agreement, including making and filing any required governmental, regulatory, or licensing filings, and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement.  This Agreement is not, and shall not be deemed, a Solicitation for consents to the Plan.  Except as otherwise permitted in accordance with sections 1125 and 1126 of the Bankruptcy Code, acceptances of the Plan, if any, will not be solicited until the Disclosure Statement and related ballot(s), if any, have been approved by the Bankruptcy Court.

9.Definitive Documents.

During the Restructuring Support Period, the Parties hereby covenant and agree (i) to negotiate in good faith the Definitive Documents and (ii) to execute (to the extent such Party is a party thereto) and otherwise support the Definitive Documents.  For the avoidance of doubt, during the Restructuring Support Period, each Party agrees to (a) act in good faith and use commercially reasonable efforts to support and complete successfully the implementation of the Definitive Documents and the Restructuring Transaction in accordance with the terms of this Agreement, and (b) do all things reasonably necessary and appropriate in furtherance of consummating the Restructuring Transaction in accordance with, and within the time frames contemplated by, this Agreement.

10.Fiduciary Duty.

Notwithstanding anything to the contrary herein, nothing in this Agreement shall require the Company or any directors or officers of the Company (in such person’s capacity as a director or officer of the Company) to take any action, or to refrain from taking any action, to the extent required, in the opinion of counsel in writing, to comply with its or their fiduciary obligations under applicable law; provided that (i) the Company and its advisors may not, directly or indirectly, solicit, initiate or knowingly encourage, or take any other action designed to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any proposal for an Alternative Transaction; (ii) the Company must provide notice to ESW of the Company’s material communications, no later than forty-eight (48) hours of the Company’s first such communication (or continuation of such communication), with any other party which expresses interest in an Alternative Transaction; and (iii) prior to the Company terminating this Agreement to move forward with an Alternative Transaction, the Company shall provide ESW with at least seventy-two (72) hours’ notice of the material terms and conditions of the proposed Alternative Transaction and its intent to terminate this Agreement, during which time ESW shall have a right of first refusal to match such proposal; and (iv) in the event ESW does not exercise its right of first refusal, the Company otherwise seeks to invoke its fiduciary out or the Bankruptcy Court approves an Alternative Transaction, then the Company shall immediately refund the Deposit to ESW and ESW shall be entitled to the immediate payment and/or repayment from the proceeds of the closing of the Alternative Transaction of (x) all of its reasonable out-of-pocket legal, accounting, and professional fees and expenses related to the Restructuring Transaction (including the Chapter 11 Case); and (y) a break-up fee in the amount of $100,000, and pending receipt of such payments, ESW shall have an Allowed Claim pursuant to sections 503(b) and 507(a)(2), (b) of the Bankruptcy Code.

11.Representations and Warranties.

a)As applicable, each Party, severally (and not jointly), represents and warrants to the other Parties that the following statements are true, correct and complete as of the date hereof:

i)such Party is validly existing and in good standing under the laws of the jurisdiction of incorporation of its organization, and, subject to entry of the RSA Order in the case of the Company, has all requisite corporate, limited liability company, partnership or similar authority to (1) enter into this Agreement, (2) carry out the transactions contemplated under this Agreement and the Plan and (3) perform its obligations contemplated under this Agreement and the Plan; and the execution and delivery of this Agreement and the performance of such Party’s obligations under this Agreement and the Plan have been duly authorized by all necessary corporate, limited liability company, partnership or other similar action on its part;

ii)subject to entry of the RSA Order in the case of the Company, the execution, delivery and performance by such Party of this Agreement do not and will not (1) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its charter or bylaws (or other similar governing documents)

or those of any of its subsidiaries, (2) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party or (3) violate any order, writ, injunction, decree, statute, rule or regulation;

iii)subject to entry of the RSA Order in the case of the Company, the execution, delivery and performance by such Party of this Agreement do not and will not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except such filings as may be necessary and/or required for disclosure by the Securities and Exchange Commission and in connection with the Chapter 11 Case, the Plan and the Disclosure Statement; and

iv)subject to entry of the RSA Order in the case of the Company, this Agreement is the legally valid and binding obligation of such Party, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of the Bankruptcy Court.

b)ESW represents and warrants that, as of the date hereof, it has the financial wherewithal, ability and/or any necessary commitments to consummate the Restructuring Transaction in accordance with the timeframes and deadlines set forth in this Agreement, including, but not limited to, the timely fulfillment of its obligations.

c)The Company represents and warrants that, as of the date hereof, based on the facts and circumstances actually known by the Company, the Company’s entry into this Agreement is consistent with the fiduciary duties of the Company and any directors or officers of the Company under applicable law.

12.Effectiveness.

This Agreement shall become effective upon the (a) receipt by the Company of the Deposit; and (b) release and delivery of signature pages to counsel to the Parties hereto, duly executed by each of the Parties.  Delivery by telecopier or electronic mail of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart hereof.

13.Independent Due Diligence and Decision Making.

Each Party confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions and prospects of the Company.   To the extent any materials or information have been furnished to it by another Party, each Party acknowledges that it has been provided for informational purposes only, without any representation or warranty.

14.Notices.

All notices hereunder shall be deemed given if in writing and delivered, if sent by facsimile, courier or by registered or certified mail (return receipt requested) to the following addresses and facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by like notice):

(a)If to the Company, at:

BroadVision, Inc.

460 Seaport Court, Suite 210

Redwood City, CA 94063

Attention:  Dr. Pehong Chen

Email:  Pehong.Chen@BroadVision.com

and

DLA Piper LLP

555 Mission Street, Suite 2400

San Francisco, California

Attention:  Joshua D. Morse, Esq.

Email:  Joshua.Morse@us.dlapiper.com

Facsimile:  (415) 659-7340

and

DLA Piper LLP

1201 North Market Street, Suite 2100

Wilmington, Delaware 19801

Attention:  R. Craig Martin, Esq.

Email:  Craig.Martin@us.dlapiper.com

Facsimile:  (302) 394-2341

(b)If to ESW, at:

ESW Capital, LLC

401 Congress Ave. Suite 2650

Austin, TX  78701

Attn:  Neeraj Gupta, Corporate Development

Email:  neeraj@eswcapital.com

and

Goulston & Storrs PC

885 Third Avenue, 18th Floor

New York, New York 10022

Attention: Trevor R. Hoffmann, Esq.

Email: thoffmann@goulstonstorrs.com

Facsimile:  (212) 878-6911

(c)If to Dr. Pehong Chen or Honu Holdings, LLC at:

Honu Holdings, LLC

93 Ridgeview Dr.

Atherton, CA 94027

Attn:  Dr. Pehong Chen

15.GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISIONS WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.  BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY LEGAL ACTION, SUIT, DISPUTE OR PROCEEDING ARISING UNDER, OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL BE BROUGHT IN THE FEDERAL OR STATE COURTS LOCATED IN THE STATE OF DELAWARE OR IN THE BANKRUPTCY COURT (FOR SO LONG AS THE COMPANY IS SUBJECT TO THE JURISDICTION OF THE BANKRUPTCY COURT) AND THE PARTIES HERETO IRREVOCABLY CONSENT TO THE JURISDICTION OF SUCH COURTS AND WAIVE ANY OBJECTIONS AS TO VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

16.Specific Performance.

It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (including attorneys’ fees and costs) as a remedy for any such breach, without the necessity of proving the inadequacy of money damages as a remedy, including an order of the Bankruptcy Court requiring any Party to comply promptly with any of its obligations hereunder.

17.Survival.

Notwithstanding the termination of this Agreement pursuant to Section 7 hereof, the agreements and obligations of the Parties in this Section 17 and in Sections 6, 10, 14, 15 and 19-27 hereof shall survive such termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof.

18.Headings.

The headings of the paragraphs of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

19.Successors and Assigns; Severability; Several Obligations.

This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives; provided,  however, that nothing contained in this Section 19 shall be deemed to permit sales, assignments or transfers of Honu’s claims against or interests in the Company.   If any provision of this Agreement, or the application of any such provision to any person or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision shall continue in full force and effect so long as the economic or legal substance of the Restructuring Transaction contemplated hereby are not affected in any manner materially adverse to any Party.  Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Restructuring Transaction contemplated hereby are consummated as originally contemplated to the greatest extent possible.

20.No Third-Party Beneficiaries.

Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives, and no other Person shall be a third-party beneficiary hereof.

21.Prior Negotiations; Entire Agreement.

This Agreement (including the exhibits hereto and made a part hereof) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written and oral, between the Parties with respect to the transactions contemplated hereby.

22.Amendments.

a)Except as otherwise provided herein, this Agreement may be amended only upon the prior written approval of (i) ESW, (ii) Honu, and (iii) the Company.

b)No waiver of any of the provisions of this Agreement shall be deemed or constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall any waiver be deemed a continuing waiver.  No modification or change to this Agreement or the applicable Definitive Documents shall release any Party from obligations under this Agreement if such Definitive Documents remain substantially similar in all economic and other respects to this Agreement and are not inconsistent with this Agreement, and if such modification or change does not, or cannot reasonably be expected to, negatively impact the material economic recovery or other rights in any respect that such Party will receive under such Definitive Documents.

23.Reservation of Rights;  No Admission.

Nothing herein shall be deemed an admission of any kind with respect to any other proceeding.  If the transactions contemplated herein are not consummated, or this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights.  Pursuant to Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or in the Chapter 11 Case.

24.Relationship Among Parties.

It is understood and agreed that, except as expressly provided in this Agreement, none of the Parties: (a) have any duty of trust or confidence of any kind or form with each other; (b) have or owe any other duties (fiduciary or otherwise (except for the Company’s fiduciary duties under applicable law)) whatsoever to each other; and (c) have commitments among or between them.  No prior history, pattern or practice of sharing confidences among or between the Parties shall in any way affect or negate this understanding and agreement.

25.Representation by Counsel.

Each Party acknowledges that it has been represented by, or provided a reasonable period of time to obtain access to and advice by, counsel with this Agreement and the Restructuring Transaction contemplated herein. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

26.Costs and Expenses.

Except as otherwise set forth herein, each Party shall bear its own costs and expenses of negotiating and preparing this Agreement and the Definitive Documents.

27.Counterparts.

This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts and by facsimile or other electronic transmission, with the same effect as if all Parties had signed the same document.  All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Company:

BroadVision, Inc.

By: ______________________________

     Name:

     Title:

ESW:

ESW Capital, LLC

By: ______________________________

     Name:

     Title:

Honu:

Honu Holdings, LLC

By: ______________________________

     Name:

     Title:

Dr. Pehong Chen

By: ______________________________

     Name:

Exhibit A

Plan